Exhibit 99.1
Limelight Networks Expects Third-Quarter Revenue and Earnings
to Exceed Previously Issued Guidance
Additionally Limelight to Restate 2006 and First- and Second-Quarter 2007 Results to Reflect Higher
Revenue and Improved Net Losses
TEMPE, Ariz. — October 11, 2007 — Limelight Networks (Nasdaq: LLNW), a leading content delivery network (CDN) for digital media, today announced that it expects 2007 third-quarter GAAP revenue to be in the range of $28.6 million to $29.1 million and non-GAAP revenue to be in the range of $27.5 million to $28.0 million, compared to earlier expectations of GAAP and non-GAAP revenue in the range of $27.0 million to $28.0 million and $25.5 million to $26.5 million, respectively, as provided on August 9, 2007. The Company also expects to report improved GAAP and non-GAAP net loss for the third quarter, compared with previously issued guidance. During the quarter, Limelight signed in excess of 175 new customer contracts, increasing Limelight’s active customer count to approximately 1,000. Complete financial results for the third-quarter are expected to be released during the week of November 5.
The Company also announced that it has determined a need to restate previously filed financial statements to reflect higher historical revenue and improved historical losses for the year ended December 31, 2006 and the quarters ended March 31 and June 30, 2007, which financial statements should no longer be relied upon. The Company will in the near future file a Current Report on Form 8-K to amend previously filed financial statements for the year ended December 31, 2006 and the quarter ended March 31, 2007 and also will file an amendment to its previously filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, in each case to correct two errors the Company discovered as follows:
First, in connection with a customer inquiry, the Company conducted an internal review of monthly customer billings and discovered that one customer had been under-billed for CDN services for a 15-month period extending back to July 2006. The amended billings to this customer, which have since been collected, resulted in increased revenue of approximately $0.9 million related to the year ended December 31, 2006 and $0.5 million and $0.2 million related to the three months ended March 31, 2007 and June 30, 2007, respectively. When the Company reports its third-quarter 2007 revenue, it will include approximately $0.1 million associated with this billing correction.
Second, in the course of implementing a stock option administration system, the Company discovered an error in the calculation of its stock-based compensation expense under SFAS 123R primarily pertaining to the service period over which certain compensation expense will be recognized. Correcting this error shifts the period during which originally computed expense will be recognized, resulting in previously reported stock-based compensation expense increasing by approximately $0.1 million related to the year ended December 31, 2006 and reducing previously reported stock-based compensation expense by approximately $0.5 million and $0.4 million related to the three months ended March 31, 2007 and June 30, 2007, respectively.
As a result of the errors in its previously filed financial statements, the Company determined that it had two material weaknesses in its internal controls. Specifically, the control environment in place was not sufficient to ensure that customer contract terms associated with contract amendments were correctly maintained within the Company’s customer billing system. Subsequently, the Company has modified its control environment to include reconciliation of monthly customer bookings to monthly revenue results along with a detailed review of monthly revenue by customer by senior management. The Company has also implemented periodic internal reviews of the customer billing system inputs. The combination of these enhancements along with existing internal controls concerning revenue recognition remediates the control weakness.
In addition, the Company’s controls associated with calculation of stock-based compensation expense under SFAS 123R were not sufficient to ensure that the calculations were accurate with respect to service and vesting periods. Previously, the Company was using a manual process to calculate stock based compensation expense. During the third quarter of 2007, the Company engaged a third-party firm to administer its employee stock option plan. Associated with this change, the Company implemented the vendor’s automated stock administration system. The implementation of this system, in combination with a complete audit of employee stock option data inputs and resulting outputs of the system, remediates this control weakness.
Reconciliation of non-GAAP measures
In accordance with requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting a reconciliation of the non-GAAP revenue guidance to comparable GAAP measures in millions for the quarter ending September 30, 2007 as follows:

	Low	High
GAAP Revenue Guidance	$28.6	$29.1
Deferred Custom Services	(2.6)	(2.6)
Amortization of Deferred Services Revenue	(0.1)	(0.1)
Earned Custom CDN Services	1.6	1.6

Non-GAAP Revenue guidance	$27.5	$28.0

Earnings Call
Limelight expects to release financial results for its third quarter ended September 30, 2007 during the week of November 5, 2007. Further details of the date, time and call-in information for the call will be announced at a later date.
About Limelight Networks
Limelight Networks is a high-performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games, software and social media. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight is the content delivery network of choice for over 1,000 companies, including many of the world’s top Internet, media and entertainment companies, including Microsoft Xbox Live, Sony Playstation 3, Akimbo, Amazon Unbox™, Belo Interactive, Brightcove, “BuyMusic” @ Buy.com, DreamWorks, LLC, Facebook, FOXNews.com, IFILM, ITV Play, MSNBC.com, NC Interactive and Valve Software. For more information, visit www.llnw.com.
Safe-Harbor Statement
This press release contains forward-looking statements concerning the outlook for the Company’s revenues, net loss and stock-based compensation expense for the third-quarter of 2007, as well as the amendments to the Company’s previously issued financial statements. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, but not limited to, final review of the results and amendments and preparation of quarterly financial statements, including consultation with our outside auditors. Accordingly, readers are cautioned not to place undue reliance on any forward-looking statements. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contacts:

Matt Hale	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
602-850-5000	310-208-2550